Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026 Inspire Veterinary Partners, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Common Stock of Inspire Veterinary Partners, Inc. effective at the opening of the trading session on June 15, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).The Company was notified of the Staff determination on November 13, 2025.
On November the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On January 13, 2026, the hearing was held.
On January 20, 2026 the Panel reached a
decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company Class A Common Stock was suspended on January 21, 2026.
The Staff determination to delist the Company Class A Common Stock became final on March 6, 2026.